FORM 3
     U.S. SECURITIES AND EXCHANGE COMMISSION          _____________________
             WASHINGTON, D.C.  20549                 |    OMB APPROVAL     |
               INITIAL STATEMENT OF                  |_____________________|
      BENEFICIAL OWNERSHIP OF SECURITIES             |OMB NUMBER: 3235-0104|
                                                     |EXPIRES:             |
                                                     | SEPTEMBER 30, 1998  |
  Filed pursuant to Section 16(a) of the             |ESTIMATED AVERAGE    |
    Securities Exchange Act of 1934,                 |BURDEN HOURS         |
   Section 17(a) of the Public Utility               |PER RESPONSE 0.5     |
     Holding Company Act of 1935                     |_____________________|
  or Section 30(f) of the Investment
         Company Act of 1940
____________________________________________________________________________

1.   Name and Address of Reporting Person
          Malaysia Mining Corporation Berhad
     _______________________________________________________________________
          (Last)                      (First)                    (Middle)

          32nd Floor, Menara PNB, 201A, Jalan Tun Razak
     _______________________________________________________________________
                                    (Street)


          Kuala Lumpur              Malaysia                     50400
     _______________________________________________________________________
          (City)                    (State)                      (Zip)
____________________________________________________________________________

2.   Date of Event Requiring Statement (Month/Day/Year)
     5/11/98
____________________________________________________________________________

3.   IRS OR SOCIAL SECURITY NUMBER OF REPORTING PERSON (VOLUNTARY)
     N/A
____________________________________________________________________________

4.   Issuer Name and Ticker or Trading Symbol
     Homestake Mining Company; NYSE Trading Symbol: HM
____________________________________________________________________________

5.   RELATIONSHIP OF REPORTING PERSON(S) TO ISSUER (CHECK ALL APPLICABLE)
     (   ) DIRECTOR
     ( X ) 10% OWNER
     (   ) OFFICER (GIVE TITLE BELOW)
     (   ) OTHER (SPECIFY TITLE BELOW)
           _____________________________________
____________________________________________________________________________

6.   IF AMENDMENT, DATE OF ORIGINAL (MONTH/DAY/YEAR)

     N/A
____________________________________________________________________________

7.   INDIVIDUAL OR JOINT/GROUP FILING (CHECK APPLICABLE LINE)
     X   FORM FILED BY ONE REPORTING PERSON
         FORM FILED BY MORE THAN ONE REPORTING PERSON

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TABLE I - NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
____________________________________________________________________________
|1. TITLE OF SECURITY|2. AMOUNT OF   |3. OWNERSHIP  |4. NATURE OF INDIRECT  |
|   (INSTR. 4)       |   SECURITIES  |   FORM DIRECT|   BENEFICIAL OWNERSHIP|
|                    |   BENEFICIALLY|   DIRECT (D) |   (INSTR. 5)          |
|                    |   OWNED       |   OR INDIRECT|                       |
|                    |   (INSTR. 4)  |   (I) (INSTR.|                       |
|                    |               |    5)        |                       |
|                    |               |              |                       |
|  Common Stock,     | (1) 18,715,671|      (I)     | through effective     |
|  $1.00 par value   |               |              | 68.2% equity interest |
|                    |               |              | in Golden Solitaire   |
|                    |               |              | (Australia) B.V., a   |
|                    |               |              | Netherlands holding   |
|                    |               |              | company.              |
|                    |               |              |                       |
|                    | (2) 363,351   |      (I)     | beneficially owned by |
|                    |               |              | Tronoh Mines Malaysia |
|                    |               |              | Berhad, a publicly    |
|                    |               |              | listed Malaysian      |
|                    |               |              | company, in which     |
|                    |               |              | Malaysia Mining       |
|                    |               |              | Corporation Berhad    |
|                    |               |              | has a 52.3% equity    |
|                    |               |              | interest              |
|                    |               |              |                       |
|                    | (3) 3,181,369 |      (I)     | through 100% equity   |
|                    |               |              | interest in Anglo-    |
|                    |               |              | Oriental (Nominees)   |
|                    |               |              | Sdn Bhd, a Malaysian  |
|                    |               |              | company.              |
|____________________|_______________|______________|_______________________|


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TABLE II - DERIVATIVE SECURITIES BENEFICIALLY OWNED
   (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)
____________________________________________________________________________

1.   Title of Derivative Security (Instr. 4)
                                              N/A
____________________________________________________________________________

2.   Date Exercisable and Expiration Date (Month/Day/Year)

     ________________________                  _________________________
         Date Exercisable                            Expiration Date
____________________________________________________________________________

3.   Title and Amount of Securities Underlying Derivative Security (Instr. 4)

      ________________________________        ______________________________
                Title                           Amount of Number of Shares
____________________________________________________________________________

4.   Conversion or Exercise Price of Derivative Security
____________________________________________________________________________

5.   Ownership Form of Derivative Security: Direct(D) or Indirect(I)(Instr. 5)
____________________________________________________________________________

6.   Nature of Indirect Beneficial Ownership (Instr. 5)
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     EXPLANATION OF RESPONSES:






    /s/Darmawatti Dahari                              May 15, 1998
    _____________________________________           ________________
    **  SIGNATURE OF REPORTING PERSON                     DATE
        Darmawatti Dahari
        Group Company Secretary

_____________________________

** INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACTS CONSTITUTE FEDERAL CRIMINAL VIOLATIONS. SEE 18 U.S.C. 1001 AND 15 U.S.C. 78FF(A).

     NOTE: FILE THREE COPIES OF THIS FORM, ONE OF WHICH MUST BE MANUALLY SIGNED. IF SPACE PROVIDED IS INSUFFICIENT, SEE INSTRUCTION 6 FOR PROCEDURE

     POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOR REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB NUMBER.
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